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Contact:          Columbia Laboratories, Inc.
                  James Apostolakis, Vice Chairman
                  (212) 588-1900
                  David Weinberg, Chief Financial Officer
                  (973) 994-3999

                  In-Site Communications, Inc.
                  Lisa Carlton-Wilson, Investor Relations/Media Relations
                  (212) 759-3929

FOR IMMEDIATE RELEASE

                    COLUMBIA REPORTS ON SETTLEMENT OF LAWSUIT
                     WITH ARES TRADING S.A. AND SERONO, INC.

             - Columbia to Market Second Brand of Progesterone Gel -

LIVINGSTON, N.J.--June 4, 2002--Columbia Laboratories, Inc (AMEX: COB) today announced that its Bermuda subsidiary has reached a settlement with Ares Trading S.A., and its affiliate, Serono, Inc., stemming from litigation that followed the recall in April, 2001, of various batches of Crinone(R) (progesterone gel) due to low viscosity. The companies have agreed to release all claims against each other in Ares' suit against Columbia and Columbia's counterclaims against Ares and Serono. Under the terms of the settlement, Columbia will have rights to market a second brand of its 8% and 4% progesterone gel products under the trade name "Prochieve(TM)" to a defined target audience of obstetricians, gynecologists and primary care physicians in the United States.

Columbia will immediately begin shipping additional Crinone product to Ares for the U.S. and other worldwide markets. Columbia had previously shipped three batches of Crinone 8% that were used to support the March 8, 2002 re-launch by Serono in the U.S. This product was shipped at no charge to replace recalled product. As part of the settlement, Columbia has given Ares a note for $3.96 million to be paid over an eighteen-month period to cover additional recalled product and out of pocket costs from the recall. Other terms of the settlement agreement are confidential.

"We are pleased that we have been able to fully resolve this dispute and are excited about the opportunity to establish our U.S. commercial operations through the launch of Prochieve(TM) 8% and 4% under a Columbia label," commented Fred Wilkinson, Columbia's president and chief executive officer. "We intend to promote the advantages of 8% and 4% progesterone gel products to obstetricians and gynecologists who are involved in first line treatment of infertility and hormone replacement while Serono will continue to cover those fertility specialists who also prescribe injectable gonadotropins. Moreover, the initiation of commercial operations to promote Prochieve(TM), as well as RepHresh Vaginal Gel(TM) and our Advantage-S(R) spermicidal contraceptive, will not only produce revenues in 2002 but will also prepare us for the anticipated approval and launch of our testosterone buccal tablet in 2003."
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Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to research and development of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia is also developing hormonal products for men and a buccal delivery system for peptides. Columbia's products primarily utilize the company's patented Bioadhesive Delivery System (BDS) technology.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the successful marketing reintroduction of Crinone, the successful marketing of Prochieve(TM), RepHresh Vaginal Gel(TM), and Advantage-S(R), the timely and successful development of products, timely and successful completion of clinical studies, success in obtaining FDA acceptance and approval of a testosterone NDA, competitive economic and regulatory factors in the pharmaceutical and health care industry, general economic conditions and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the Securities and Exchange Commission.

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